EX 35.5

[LETTERHEAD OF WELLS FARGO]

Deutsche Mortgage & Asset Receiving Corporation

6o Wall Street

New York, NewYork10005

RE: Annual Statement as to Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator

and Paying Agent for the Crossgate Mall Mortgage Loan (in such capacity, "Wells Fargo"), hereby certifies as follows as of and for the year ending December 31, 2012 (the "reporting period"):

(a) A review of Wells Fargo's activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the "Servicing Agreement(s)") has been made under my supervision; and

(b) To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted in Schedule B.

October 25, 2013

/s/ Julie Eichler

JULIE EICHLER

Vice President

Wells Fargo Bank, N.A.

To: Deutsche Mortgage & Asset Receiving Corporation

Schedule A

List of Servicing Agreement(s) and Series

Pooling and Servicing Agreement dated as of August 1, 2012, by an among DEUTSCHE

MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor, WELLS FARGO BANK, NATIONAL

ASSOCIATION, as Master Servicer, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK

NATIONAL ASSOCIATION, as Special Servicer, U.S. BANK NATIONAL ASSOCIATION, as Trustee,

and PARK BRIDGE LENDER SERVICES LLC, as Operating Advisor and Wells Fargo Bank, N.A. as

Certificate Administrator, Paying Agent and Custodian relating to the Series COMM 2012-CCRE2

Commercial Mortgage Pass-Through Certificates, relating to the Crossgates Mall Loan Combination,

a pari passu portion of which is included in the Series COMM 2012-CCRE3 Commercial Mortgage

Pass-Through Certificates transaction

 To: Deutsche Mortgage & Asset Receiving Corporation

Schedule B

Material Non-Compliance with Servicing Obligations

Not Applicable